Notice of the Annual Meeting of Shareholders
                             To be held May 24, 2002

To the Shareholders of
     OLD REPUBLIC INTERNATIONAL CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of OLD REPUBLIC INTERNATIONAL CORPORATION will be held in Room 2300 at the offices of the Company, 307 North Michigan Avenue, Chicago, Illinois 60601, on Friday, May 24, 2002 at 3:00 P.M. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:

1.   The election of four Class 3 directors;

2. To consider and act upon a proposal to approve the 2002 Old Republic International Corporation Non-Qualified Stock Option Plan;

3. To act upon a stockholder proposal, if properly presented at the meeting, concerning the appointment of at least one woman director; and

4.   To transact such other business as may properly come before the meeting.


     Shareholders of record at the close of business on March 21, 2002 will be entitled to vote, either in person or by proxy. Shareholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

     The annual report of the Company for the year 2001 is being mailed to all shareholders of record with this Notice and the Proxy Statement.


     By order of the Board of Directors.

                                                         /s/ Spencer LeRoy III
                                                         SPENCER LEROY III
                                                         Secretary

Chicago, Illinois
April 1, 2002

                                 Proxy Statement
                     OLD REPUBLIC INTERNATIONAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 24, 2002


                               GENERAL INFORMATION

     This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company"), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 24, 2002 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is April 1, 2002.

     The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

     If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve); for the approval of the Company's 2002 Non-Qualified Stock Option Plan; against the stockholder's proposal; and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

     The Company has two classes of stock outstanding, Preferred Stock, 1 cent par value per share ("Preferred Stock"), and Common Stock, $1.00 par value per share ("Common Stock"). The voting Preferred Stock is composed of Series G-2 and G-3 Convertible Preferred Stock ("Series G Preferred Stock"). On March 1, 2002, 5,800 shares of Series G Preferred Stock and 119,394,608 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 21, 2002 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

                         PRINCIPAL HOLDERS OF SECURITIES

     The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of any series of the voting Preferred Stock or the Common Stock of the Company; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers, as a group: (a) the total number of shares of Preferred Stock or Common Stock beneficially owned as of March 1, 2002 and (b) the percent of the class of stock so owned as of the same date:


                                                                                     Amount and
                                                                                      Nature of            Percent
                                                        Name of                      Beneficial               of
           Title of Class                          Beneficial Owner                   Ownership            Class(*)
 -----------------------------------    ----------------------------------------   ---------------        ----------
 Common Stock
 Shareholders' beneficial ownership      Old Republic International Corporation      6,827,775 (1)           5.7
 of more than 5% of the Common Stock     Employees Savings and Stock
 (excluding directors)                   Ownership Plan
                                         Messrs. Legg, Sursa and Zucaro as
                                         members of The Administration Committee
                                         307 North Michigan Avenue
                                         Chicago, Illinois 60601

                                                                                       Other Shares                   Percent
                           Name of         Shares Subject to    Shares Held by         Beneficially                     of
    Common Stock       Beneficial Owner    Stock Options(*)    Employee Plans (*)       Owned (*)        Total       Class (*)
 ------------------  -------------------  ------------------  -------------------   -----------------  ----------    ---------
 Directors' and      John S. Adams                16,175            4,286  (2)             975             21,436        **
 executive officers  Harrington Bischof                -              -                 10,795(3)          10,795        **
 beneficial          Charles S. Boone             39,250           10,406  (2)           4,800(4)          54,456        **
 ownership           Anthony F. Colao             45,125           15,359  (2)         104,485            164,969       0.1
                     Jimmy A. Dew                252,625           69,405  (2)         291,357(5)         613,387       0.5
                     Kurt W. Kreyling                  -              -                359,351(6)         359,351       0.3
                     Peter Lardner                14,000           12,236  (2)         160,630(7)         186,866       0.2
                     Wilbur S. Legg                    -              -                 47,616(8)(9)       47,616        **
                     Spencer LeRoy III            90,150            4,808  (2)          27,561(10)        122,519       0.1
                     John W. Popp                      -              -                 10,000             10,000        **
                     William A. Simpson          231,000           36,459  (2)         172,528(11)        439,987       0.4
                     Arnold L. Steiner                 -              -                944,970(12)        944,970       0.8
                     David Sursa                       -              -                490,853(9)(13)     490,853       0.4
                     William G. White, Jr.             -              -                 46,512             46,512        **
                     A. C. Zucaro                694,950          119,363  (2)         234,543(9)       1,048,856       0.9

                     All executive officers and
                     directors, as a group     1,383,275          272,322            2,906,976          4,562,573       3.8
 ============================================================================================================================

* Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Common shares used for calculation purposes include the equivalent common shares that may be issued upon conversion by the beneficial owner of Preferred Stock convertible within 60 days.

**   Less than one-tenth of one percent.


(1) Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan ("ESSOP"), a participant is entitled to vote the Company stock held by the ESSOP, the value of which has been allocated to the participant's account. The Administration Committee appointed pursuant to the ESSOP is authorized to vote the Company stock held by the ESSOP until such time as the value of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. The value of a portion of the shares of the Common Stock has been allocated to the accounts of ESSOP participants. Additionally, the Administration Committee may be deemed to have investment power with respect to stock held by the ESSOP. The Administration Committee is composed of Messrs. Legg, Sursa and Zucaro, all directors of the Company. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Common Stock by virtue of such shared voting and investment power.

(2) Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or executive officer as a participant in the ESSOP. Excludes those shares for which the director or executive officer may be deemed to have investment and voting power as a result of being a member of the Administration Committee of the ESSOP. Includes shares of the Company's stock held in the Bituminous Casualty Corporation 401K Plan for Messrs. Boone and Lardner and shares of the Company's stock held by the RMIC Profit Sharing Plan for Messrs. Dew and Simpson.

(3)  Includes 4,500 shares held in trust for Mr. Bischof's benefit.

(4)  Includes shares held in trust for which Mr. Boone has dispositive power.

(5)  Includes 80,001 shares owned by Mr. Dew's wife.

(6) Includes 357,142 shares owned by or in trust for Mr. Kreyling's wife of which Mr. Kreyling disclaims beneficial ownership.

(7) Includes 104,401 shares held in a living trust of which Mr. Lardner's wife is the trustee and for which Mr. Lardner disclaims beneficial ownership.

(8) Includes 43,188 shares held in trust for Mr. Legg's benefit and 4,428 shares held in trust for Mrs. Legg's benefit of which Mr. Legg disclaims beneficial ownership.

(9) Messrs. Legg, Sursa and Zucaro are members of the Administration Committee of the Old Republic International Corporation Salaried Employees Restated Retirement Plan ("Retirement Plan"). As such, they are entitled to vote 153,985 shares of Common Stock owned by the Retirement Plan. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of this Common Stock by virtue of such shared voting power. However, the foregoing presentation should not be construed as an admission of beneficial ownership. The members of the Administration Committee disclaim beneficial ownership of the Common Stock held by the Retirement Plan and these shares are not reflected in this table, as shares beneficially owned by each of them.

(10) Includes 8,863 shares held in trust for Mr. LeRoy's benefit.

(11) Includes 71,813 shares owned by Mr. Simpson's wife.

(12) Includes 144,127 shares owned by Mr. Steiner directly, 11,921 shares owned by Mr. Steiner's wife directly, 24,231 shares held in a trust of which Mr. Steiner is trustee for his mother, 281,750 shares held in trust for Mr. Steiner's children, 434,300 shares held by a limited liability corporation of which Mr. Steiner is both an equity owner and a manager and 48,640 shares held by a foundation of which Mr. Steiner is a trustee.

(13) Includes 289,977 shares owned by E.F.S. Investments, Inc., in which Mr. Sursa and his wife have a beneficial interest.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on reports and other information submitted by executive officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2001 all reports required by Section 16(a) have been properly filed.

               THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

     The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives through periodic reports sent to them by the Company's management or presented at Board and Committee meetings. The Board met four times last year, once each quarter. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and Committees on which each served during 2001.

Directors' Compensation

     During 2001, Directors of the Company received an annual retainer of $14,400, raised to $16,800 effective May, 2001, plus $1,200 for each Board or Committee meeting they attend, raised to $1,400 effective May, 2001. Directors of the Company or any of its subsidiaries who are full time employees do not receive an annual retainer but receive $1,200, raised to $1,400 effective May, 2001, for each meeting they attend of the Board or a Committee of the Company, other than meetings of the Executive Committee.

Board Committees

     The Board of Directors has four principal standing committees.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided in the By-laws or limited by the provisions of the General Corporation Law of the State of Delaware. The Committee, which is currently composed of Messrs. Kreyling, Legg, Steiner, Sursa and Zucaro, met four times during 2001 and took action by unanimous written consent twice. Mr. Zucaro is Chairman of the Committee.

     The Company has no standing nominating committee of the Board of Directors. This function is performed by the Executive Committee of the Board of Directors itself. The Executive Committee has not established any formal policy or procedure for considering nominees recommended by shareholders.

     The Audit Committee reports to the Board of Directors and operates pursuant to a written Charter approved by the Board of Directors. The Committee is
composed  of  six  directors,   Messrs.   Bischof,   Legg,  Popp,  Steiner  (the

"Chairman"), Sursa and White, each of whom is independent in the judgment of the Company's Board of Directors and according to the listing standards of the New York Stock Exchange, on which the Company's Common Stock is listed. The Committee met three times during 2001.

     For the year ended December 31, 2001, the Committee selected the accounting firm of PricewaterhouseCoopers, LLP ("PwC") as independent auditors to examine the Company's consolidated financial statements. A member of PwC is expected to attend the Company's Annual Meeting of Shareholders. The firm's members will be provided with an opportunity to make an appropriate statement, if he or she desires to do so, and will be available to respond to appropriate questions. The fees paid by the Company to PwC for the 2001 audit were:

                               Financial Information
                                Systems Design and
         Audit Fees             Implementation Fees          All Other Fees
     ------------------      -------------------------      ----------------

         $ 1,392,405                      -                  $ 252,200 (1)

(1) The Audit Committee has determined that the non-audit services rendered and the other fees charged by PwC are not incompatible with PwC's independence as the Company's auditors. Represents fees for actuarial reviews of claim reserves and audits of employee benefit plans.

     PwC has advised the Committee that all persons engaged in the Company's independent audit were full-time permanent employees of PwC.

     No decision has, as of yet, been made with respect to the selection of an independent auditor for fiscal 2002.


                           AUDIT COMMITTEE REPORT 2001

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board of Directors (the "Committee") oversaw the Company's financial reporting process. As part of its function, it recommended to the Board of Directors the appointment of PricewaterhouseCoopers, LLP ("PwC") as the Company's independent auditors for 2001. As part of its oversight, the Committee evaluated and reviewed with the auditors the overall scope of the Company's annual audit, the Company's annual financial statements and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Committee also reviewed and discussed the audited financial statements in the Company's Annual Report with the Company's management.

     Further, the Committee discussed with its auditors such other matters as are required to be discussed under the generally accepted auditing standards as set out in the Statement of Auditing Standards Number 61. In addition, the Committee discussed with its auditors, the auditors' independence from management and the Company and received written disclosures and a letter from PwC regarding their independence, as required by the Independence Standards Board Standard Number 1.

     Following these reviews and discussions, the Committee recommended to the Board of Directors and the Board approved the inclusion of these audited financial statements in the Company's Annual Report on Form 10-K for the year ended 2001 filed with the Securities and Exchange Commission.

                                                 Audit Committee
                                                 Arnold L. Steiner, Chairman
                                                 Harrington Bischof
                                                 Wilbur S. Legg
                                                 John W. Popp
                                                 David Sursa
                                                 William G. White, Jr.

     The Pension Committee is empowered with the supervision of the Company's pension plan and is charged with a fiduciary responsibility to act solely in the interest of the participants and beneficiaries of the Plan. The Pension Committee is appointed by the Board of Directors and its members serve at its pleasure. The Committee, which is currently composed of Messrs. Legg, Sursa and Zucaro, met once during 2001. Mr. Zucaro is Chairman of the Committee.

     The Compensation Committee, whose Report follows, is composed of six non-employee directors and reports directly to the Executive Committee. The Committee, which is currently composed of Messrs. Bischof, Kreyling, Legg, Popp, Sursa and White, met twice during 2001. Mr. Sursa is Chairman of the Committee.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.


    REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT COMPENSATION

     The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

     The Compensation Committee of the Board of Directors (the "Committee") of Old Republic International Corporation (the "Company") evaluates and approves the overall compensation, policies and practices which govern the annual base salaries of the Company's management, including its Chief Executive Officer ("CEO") and other executive officers, and the Company's incentive programs, including the Key Employees Performance Recognition Plan ("KEPRP"), the Stock Option Plan (the "Plan"), and the Employees Savings and Stock Ownership Plan ("ESSOP").

     The Committee reviews and evaluates the Company's corporate performance and executive management compensation once each year. In making its evaluations, the Committee considers a large number of factors including those set forth under "Compensation Policies" herein, together with other matters such as the inflation rate, and the Company's past performance, generally over consecutive five-year time frames. The Committee does not consider such factors based upon any scientific or other formula nor on any quantitative analysis of the relationship among such factors. Rather, the Committee's evaluation is best described as subjective since each Committee member is expected to exercise common sense and reasonable business judgment in attaching varying degrees of importance each year to each such factor.

Compensation Policies

     The Company's compensation policies and practices, particularly as they apply to its executive officers, including the CEO, are intended to achieve the following major objectives:

1. To set base annual salaries (base income) for key executive officers at amounts which: a) are deemed reasonably competitive in the context of prevailing salary scales; and (b) in the Committee's judgment provide a fixed, reasonable source of current income during the period of employment. Other sources of executive compensation discussed in separate sections hereunder are not taken into account when setting base annual salaries. Among the factors considered in varying degrees, as previously noted, are business size, level of responsibility, complexity of operations, long term performance, loyalty, commitment to Old Republic's long term objectives, and future prospects. Additionally, the Committee also takes into account prevailing salary scales in the insurance industry in particular. It monitors trends in salary levels by reference to published compilations and reports as well as Company compilations of data contained in the proxy statements of publicly held insurance organizations whose assets, revenues, and net income are larger, smaller, or approximately the same as the Company's. These insurance organizations include but are not limited to those that are a part of the Peer Group comparisons on page 13 of this Proxy Statement, and have significant interests in commercial property and liability insurance. Based on a review and evaluation of all such data, the Committee believes that the base salaries of the CEO and key executives tend to be within a range comparable to the median salaries of the above mentioned insurance organizations.

2. To afford personnel an opportunity and incentive to increase their base income over time through participation in incentive compensation and related stock option and savings programs. With respect to all such programs the Committee approves various criteria, the objectives of which are to: (a) establish tangible means of evaluating the overall financial performance of the Company or individual profit centers; (b) align performance criteria with shareholders' interests by establishing minimum requirements relative to such performance indicators as return on equity, return or profit margin on revenues, and increases in earnings; (c) encourage a long-term commitment to the organization.

     In addition, the Committee considers a variety of intangible and other subjective factors such as each person's likely future contribution to the Company's successful growth, his or her level and years of experience, the current state and prospects of the industry or segment(s) thereof, and the Company's long-term goals and strategies which might from time to time require temporary investment in personnel resources in the absence of immediate positive results. Further, the Committee considers the compensation and benefits previously paid to its executive officers.

     In making its performance evaluations, the Committee takes the shareholders' interests into account from the standpoints of both total market return for the Common Stock as well as the Company's intrinsic performance as such and relative to the Company's Peer Group. However, the Committee places greater emphasis on the latter two factors since total market return is influenced materially by the vagaries of the securities markets.

     The Committee has not adopted any policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

Compensation of the Chief Executive Officer

     With specific reference to the CEO's compensation, the Committee takes into account all of the factors and objectives discussed above. In addition, special emphasis is also placed on such other considerations as the CEO's vision and planning for the Company's future and the strategies implemented for their realization, his leadership qualities and judgment, and his commitment to and abilities in setting and promoting the character of the organization in the best interests of its insurance subsidiaries, insurance beneficiaries, and shareholders. The Committee's evaluation of the CEO's performance takes place without his presence.

     Mr. Zucaro joined the Company in 1976 as Executive Vice President and Chief Financial Officer. He was promoted to President in 1981, to Chief Executive Officer in 1990, and to Chairman in 1993 while retaining his offices as President and Chief Executive Officer. Until 1989, Mr. Zucaro's cash compensation consisted solely of a base annual salary and a small amount of fees earned in his capacity as a director of a number of the Company's subsidiaries. His other compensation was fully deferred pursuant to his participation in the Company's KEPRP, ESSOP, and stock option plans. Since 1990, his cash compensation has been enhanced by 50% of the awards granted to him under the Company's KEPRP pursuant to the revised terms of that plan.

     The following table reflects certain key data pertaining to the Company's performance during the past three years together with the CEO's compensation during the period. The Company's performance is a significant factor in the Committee's evaluation of the CEO's and other executives' cash and deferred compensation. It is only one of the many factors cited under "Compensation Policies" above, the relative significance of which is left to the subjective business judgment of the Committee. In comparing this data, it should be noted that trends in the CEO's compensation to some extent lag, up or down, trends in the Company's performance, since compensation reviews and salary and incentive awards are made several months following the end of each calendar year.


                    Summary of Company Performance Indicators
                                     versus
                                CEO Compensation
                                  1999 to 2001
-----------------------------------------------------------------------------------------------------------------------------
                                                       Amounts                                     % of Change
                                     -----------------------------------------    -------------------------------------------
                                         2001          2000           1999        2001 vs. 2000  2000 vs. 1999  2001 vs. 1999
                                     ------------  ------------   ------------    -------------  -------------  -------------
 Company Performance Indicators (a)
 ($ in Millions)
 Consolidated assets                    $7,920.2      $7,281.4       $6,938.4              8.8%           4.9%          14.2%
 Common shareholders' equity             2,783.7       2,438.7        2,198.4             14.1%          10.9%          26.6%
 Net revenues                            2,373.4       2,070.6        2,102.1             14.6%          -1.5%          12.9%
 Net operating income                      330.7         275.6          207.9             20.0%          32.6%          59.1%
 Net income                                346.9         297.5          226.8             16.6%          31.2%          53.0%
 Percent return on equity                   14.2%         13.5%           9.8%             5.2%          37.8%          44.9%
 Per Share Data
 (in dollars and cents)
 Book value                                23.40         20.62          17.99             13.5%          14.6%          30.1%
 Net operating income (diluted)             2.75          2.29           1.60             20.1%          43.1%          71.9%
 Net income (diluted)                       2.88          2.47           1.75             16.6%          41.1%          64.6%

 ============================================================================================================================
 CEO Compensation (b)
 (Whole Dollars)
 1. Cash compensation
     a.   Base salary                  $ 563,333     $ 550,000      $ 545,000              2.4%           0.9%           3.4%
     b.   Incentive                      221,980       150,000        412,500             48.0%         -63.6%         -46.2%
     c.   Directors fees & other          56,875        49,915         45,727             13.9%           9.2%          24.4%
                                      -----------   -----------    -----------     ------------   ------------   ------------
     d.   Total Cash Compensation        842,188       749,915      1,003,227             12.3%         -25.2%         -16.1%

 2. Deferred incentive compensation      226,930       152,500        420,600             48.8%         -63.7%         -46.0%
                                      -----------   -----------    -----------     ------------   ------------   ------------
 Incentive stock options:
 3. Valued at 5% appreciation:         2,713,536     1,134,000      1,351,350            139.3%         -16.1%         100.8%
 4. Valued at 10% appreciation:        6,848,448     2,862,000      3,410,550            139.3%         -16.1%         100.8%
                                      -----------   -----------    -----------     ------------   ------------   ------------
 5. Total cash & deferred
    compensation, including options,
    if any, valued at:

 6. 5% appreciation (1d. + 2 + 3)      3,782,654     2,036,415      2,775,177             85.8%         -26.6%          36.3%
 7. 10% appreciation (1d. + 2 + 4)    $7,917,566    $3,764,415     $4,834,377            110.3%         -22.1%          63.8%
                                      -----------   -----------    -----------     ------------   ------------   ------------
 ============================================================================================================================

(a) Data taken from the Company's audited financial statements and stock market tables as applicable. Return on equity is calculated by dividing each year's net income by the common shareholders' equity balance at the beginning of the year. Net operating income is defined as net income before, extraordinary items, realized investment gains or losses and accounting changes; both net operating income and net income per share are shown after deduction of Preferred Stock dividends, as applicable.

(b) In this table, Deferred Incentive Compensation includes the deferred portion, which is non-interest bearing, of awards granted under the Company's KEPRP and the employer matching contribution to the ESSOP; Incentive Stock Options have been valued alternatively by assuming that the market value of the Common Stock subject to options will compound at a 5% or a 10% annual rate (or 63% and 159%, respectively, in the aggregate) over the 10-year term of the options. Of course, the actual future value of such options may be higher or lower than these arbitrary estimates. (Also, see the Summary Compensation Table on page 10.)

Employee Benefit Plans

     In addition to determining base salaries, the Committee also administers the Company's employee benefit plans. The employee benefit plans are an important part of the Company's compensation structure and provide employees, including the CEO and other executive officers, with an opportunity and incentive to increase their base income.

Key Employee Performance Recognition Plan: Under the Company's KEPRP, a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected annually by the Committee in consultation with the CEO. The Committee makes its sole determination with regard to the CEO's performance, eligibility or award. After prior plan participants are credited with a certain portion, if any, of each year's pool the CEO may recommend the allocation of the balance of the pool to participants in the plan, other than himself, or may recommend to carry forward up to 50% of such amount for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Committee's evaluation of all such factors is subjective.

     The pool amount is established in accordance with a detailed formula which takes into account (a) the eligible participating employees' annual salaries,
(b) the current year's earnings of the Company in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and
(c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five year average post-tax yield on 10 year and 30 year U.S. Treasury Securities. Each year's pool is in turn limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for such year. There is no prescribed limit as to how much of each year's available pool may be awarded to each participant.

     There is an immediate payment in cash of 50% of any award made, as well as 50% of the multiplier factor applied to the deferred balances of prior years participants; the balance of each vests at the rate of 10% per year of participation. The deferred balance(s) do not bear interest. Pursuant to the plan, participants become vested in their account balances upon total and permanent disability or death, or upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible. Benefits are payable in installments, beginning no earlier than age 55 and/or following termination of employment, death, disability or retirement.

     In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries or separate profit centers. Such plans similarly provide for the achievement of certain financial results and objectives as to each such subsidiary or profit center.

Stock Option Plan: To encourage growth in shareholder value and a long-term commitment to the business and promote its success, the Company believes that key employees, including the CEO and other executive officers, who are in a position to make a substantial contribution to the long-term success of the Company should have a stake in its on-going success. As a result, the Company maintains a non-qualified stock option plan (the "Plan") for key employees of the Company and its participating subsidiaries. The decision to award stock options pursuant to the Plan and the factors that contribute to the amount of such awards are the same factors as those set forth under "Compensation Policies" herein.

     Accordingly, the performance factors the Committee considers include the achievements of the individual key employee, the overall performance of the Company and the likelihood of future contributions to the Company's successful growth by the individual key employee. The relative significance of these and all other factors with respect to awards granted to the CEO and other executive officers is determined subjectively by the Committee. The Plan provides for the issuance of options for up to 6% of the Common Stock issued and outstanding at any one time. The purchase price per share of Common Stock subject to an option under the Plan is fixed by the Committee. However, such purchase price may not be less than 100% of the fair market value per share of Common Stock on the date the option is granted. Optionees may exercise their options for shares of either Common Stock or Series G Preferred Stock. The term of each option may not be for more than 10 years from the date of grant. Under ordinary circumstances, options may be exercised to the extent of 10% of the number of shares covered thereby on and after the date of grant and cumulatively to the extent of an additional 10% on and after each of the first through ninth years after the date of grant. Under the Plan, an employee's right to exercise an option is accelerated if the Company's Common Stock closes on the New York Stock Exchange above the vesting acceleration price established by the Committee for the option. If a vesting acceleration occurs, an optionee may exercise his or her option to the extent of 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or its subsidiaries. The vesting acceleration price is established by the Committee at the time of grant at the higher of 150% of the market value of the Common Stock at the date of the grant or 100% of the book value per Common Share as of the most recent year and date. For options granted prior to January 1, 2000, the vesting acceleration price established by the Committee was the higher of 150% of the market value of the

Common Stock at the date of the grant or 150% of the book value per Common Share as of the most recent year and date.

Employees Savings and Stock Ownership Plan: The Company's ESSOP allows eligible employees with one or more years of service with the Company or participating subsidiaries ("employers") to save a minimum of 1% up to a maximum of 15% of their total compensation subject to an annual maximum compensation of $200,000. Employees' savings up to 6% are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is being made. The company's matching contributions applies to annual compensation up to a maximum of $150,000 under the terms of the ESSOP. Employer contributions are invested exclusively in Preferred or Common Stock of the Company except that employees over age 55 and with 10 years of service credited under the Plan may diversify a portion of the employer's contributions out of the Company's Stock and into alternative investments based on their age. This diversification ranges from 25% at age 56 to 100% at age 67. These alternative investment choices are the same ones in which Employee savings may be invested. Employee savings may be invested, at the employee's direction, in publicly managed mutual funds that focus on long term capital appreciation, long term capital growth, long term growth of capital and income, long term growth through investments in common stocks of non-U.S. companies, a stock index fund portfolio, and in short to intermediate term bonds and other fixed income securities. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% a year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement. At the election of the participant, benefits derived from employer contributions are payable either in cash or in Common Stock.

RMIC Key Employee Performance Recognition Plan ("RKEPRP") and Profit-Sharing Plan ("Profit Sharing Plan"): Mr. Simpson does not participate in the Company's KEPRP but participates instead in the RKEPRP of Republic Mortgage Insurance Company ("RMIC"), as well as in the RMIC Profit Sharing Plan. RMIC's RKEPRP is a performance recognition pool that operates much like the Company's KEPRP. The pool is established according to a detailed formula, which takes into account the increase in RMIC's earnings and its return on equity, among other factors. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Employees contributions may be invested, at the employees' direction, in a number of publicly managed mutual funds and employees may elect to purchase the Company's Common Stock as an investment option. Profit Sharing Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the Profit Sharing Plan provides for early retirement at age 50 with ten years of service. With the consent of RMIC, retirement may be deferred. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.


                                             Compensation Committee
                                             David Sursa, Chairman
                                             Harrington Bischof
                                             Kurt W. Kreyling
                                             Wilbur S. Legg
                                             John W. Popp
                                             William G. White Jr.

Executive Compensation

     The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the three other executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 2001, 2000 and 1999:

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------------
                                                                                          Long-Term
                                                       Annual Compensation               Compensation
                                                  -------------------------------       -------------
           (a)                     (b)                (c)                (d)                 (e)                 (f)
                                                                                         Securities
                                                                                         Underlying
Name and                                                                                   Option              All Other
Principal Positions                Year            Salary (1)          Bonus (2)         Awards (3)         Compensation (4)
--------------------------       ---------       -------------       ------------       ------------       -----------------
A.C. Zucaro                        2001              $612,204         $  443,960            160,000            $ 12,954
President & Chief                  2000               594,846            300,000            150,000               7,569
Executive Officer                  1999               583,700            825,000            110,000              15,127

John S. Adams        (5)           2001               168,542             23,478              5,000               5,845
Senior Vice President &
Chief Financial Officer

Charles S. Boone     (5)           2001               155,208             84,478              5,000               5,424
Senior Vice President &
Treasurer

Spencer LeRoy III                  2001               330,408            178,318             25,000              10,855
Senior Vice President,             2000               321,343            150,000             16,000               3,811
Secretary & General                1999               312,167            242,500             20,000              10,017
Counsel

William A. Simpson                 2001               298,806          1,075,524             67,500              32,854  (6)
Senior Vice President              2000               322,100            708,384             60,000              31,327  (6)
                                   1999              $307,917         $  550,000             60,000            $ 36,604  (6)
----------------------------------------------------------------------------------------------------------------------------

(1) Includes base salary and fees paid for services as a director of the Company or its subsidiaries.

(2) Includes combined cash and deferred incentive compensation awards granted under the Company's KEPRP and similar plans maintained for different profit centers. Awards thereunder are typically made 50% in cash and 50% deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later; the amount deferred does not accrue interest and it is included in this column without a present value discount. None of the awards shown differed in any respect from the Company's regular compensation policies and practices.

(3) Number of shares of Common Stock subject to options granted during the year indicated.

(4) Includes the employer matching contribution to the Company's ESSOP, the amount of premium for the Company's group term life insurance plan attributed to the compensation of executive officers of the Company and the value of meals paid for by the Company. For 2001, the Company's matching contribution for each executive officer was $4,950 except for Mr. Simpson whose matching contribution was $1,885. For 2001, $5,069, $362, $474, $2,322 and $1,346 were attributed to the compensation of Messrs. Zucaro, Adams, Boone, LeRoy, and Simpson, respectively, for group term life insurance premiums paid by the Company under a program available to all of its employees. For 2001, $3,849 was attributed to Mr. Simpson's compensation for a health reimbursement program RMIC sponsors for all of its employees and $8,774 was attributed as compensation for the usage of a vehicle provided for his use by RMIC.

(5) Messrs. John S. Adams and Charles S. Boone became executive officers of the Company on August 16, 2001.

(6) Includes $17,000 as the vested amount accrued for Mr. Simpson in the RMIC Profit Sharing Plan for each year.

Retirement Plans

     The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (the "Company Plan") for its employees and those of participating subsidiaries. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest "Final Average Monthly Earnings") multiplied by the participant's years of service. Earnings equal base salary and commissions but excludes cash and deferred incentive compensation awards granted under the Company's KEPRP.

     The following table sets forth the estimated annual benefits payable under the Company Plan to an employee, upon retirement at December 31, 2001, at age 65 after specified years of service:


      Highest Average                                     Estimated Annual Retirement Income for
    Annual Earnings of                                     Representative Years Credited Service*
     The 5 Consecutive        -----------------------------------------------------------------------------------------------
   Plan Years Out of the
    Last 10 Plan Years             5              10               15               20              25               30
  -----------------------     ------------    ------------     ------------    -------------    ------------    -------------
        $ 100,000                 $ 7,500         $15,000         $ 22,500         $ 30,000        $ 37,500         $ 45,000
          150,000                  11,250          22,500           33,750           45,000          56,250           67,500
          200,000                  15,000          30,000           45,000           60,000          75,000           90,000
          250,000                  18,750          37,500           56,250           75,000          93,750          112,500
          300,000                  22,500          45,000           67,500           90,000         112,500          135,000
          350,000                  26,250          52,500           78,750          105,000         131,250          157,500
          400,000                  30,000          60,000           90,000          120,000         150,000          180,000
          450,000                  33,750          67,500          101,250          135,000         168,750          202,500
          500,000                  37,500          75,000          112,500          150,000         187,500          225,000
          550,000                  41,250          82,500          123,750          165,000         206,250          247,500
          600,000                 $45,000         $90,000         $135,000         $180,000        $225,000         $270,000
  ===========================================================================================================================

*Amounts shown in the table above which exceed $160,000 - - the maximum benefit allowed by law for a qualified plan in 2001 - - would only be payable to a qualified participant under the Old Republic International Corporation Executive's Excess Benefit Plan described below.

     The amounts shown in the chart are computed on the basis of straight life annuity amounts and are not subject to offsets for any Social Security payments. At December 31, 2001, Mr. Zucaro was credited with 25 years of service, Mr. Adams was credited with 8 years of service, Mr. Boone was credited with 12 years of service and Mr. LeRoy was credited with 9 years of service, for purposes of the Company Plan. The years of service credited to Mr. Boone for the purposes of the Company Plan do not include his years of service with Bituminous Casualty Company, a subsidiary of the Company. Mr. Simpson did not participate because employees of RMIC / Republic Mortgage Insurance Company (RMIC) participate in the RMIC Profit-Sharing Plan instead of the Company Plan. At December 31, 2001, the highest average annual earnings for purposes of the above computations under the Company Plan were approximately $541,333 for Mr. Zucaro, $153,242 for Mr. Adams, $143,542 for Mr. Boone and $306,667 for Mr. LeRoy. The differences between such amounts and the Annual Compensation amounts shown for Messrs. Zucaro, Adams, Boone and LeRoy in the Summary Compensation Table on page 10 are threefold: the figures above are averages of annual base salaries over the past 5 years and do not include either directors' fees or any form of incentive compensation awards.

     The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan (the "Excess Benefit Plan") to provide certain key executives with pension benefits in excess of the benefits provided by the Company Plan. The Excess Benefit Plan is administered by the Pension Committee of the Board of Directors, which selects the employees to participate in the Excess Benefit Plan from those who are participants in the Company Plan. As of December 31, 2001, Mr. Zucaro was the only executive officer who qualified and has been approved for participation under this Excess Benefit Plan. RMIC also has an Executive Excess Benefit Plan (the "RMIC Plan") to provide certain key executives of RMIC with benefits in excess of the benefits they would be eligible for if they participated in the Company's Plan. The RMIC Plan is administered by a Committee of the Board of Directors of RMIC, which selects the employees to participate in the RMIC Plan from those eligible employees of RMIC. As of December 31, 2001, Mr. Simpson is the only executive officer of the Company who qualified and has been approved for participation under the RMIC Plan. The benefits payable under this RMIC Plan equal the excess of the amount otherwise payable under the terms of the Company Plan over the reduced benefits required by applicable law. Benefits under this RMIC Plan are payable at the time benefits are payable under the Company Plan. Both the Excess Benefit Plan and the RMIC Plan are non-qualified deferred compensation plans.

Option Grants in 2001

     The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company listed in the Executive Compensation Table during the Company's 2001 fiscal year:

                                                       Option Grants in 2001
-----------------------------------------------------------------------------------------------------------------------------
          (a)                    (b)            (c)             (d)            (e)                          (f)
                                                                                                        Potential
                                                                                                 Realizable Value of Assumed
                                                                                                 Annual Rates of Stock Price
                                                                                                Appreciation for Option Term
                                                                                              -------------------------------

                                                                                                   @ Annual Compounding
             Individual Grants                                                                        Growth Rate Of:
-----------------------------------------                                                     -------------------------------
                             Number of       % of Total
                             Securities      Options
                             Underlying      Granted to
                             Options         Employees        Exercise       Expiration
Name                         Granted (1)     in 2001           Price           Date                 5%              10%
-------------------------    ------------    -----------     -----------    -----------       -------------    --------------
A. C. Zucaro                     160,000          13.94         $ 26.92       12/31/10         $ 2,713,536       $ 6,848,448
John S. Adams                      5,000           0.44           26.92       12/31/10              84,798           214,014
Charles S. Boone                   5,000           0.44           26.92       12/31/10              84,798           214,014
Spencer LeRoy III                 25,000           2.18           26.92       12/31/10             423,990         1,070,070
William A. Simpson                67,500           5.88         $ 26.92       12/31/10         $ 1,144,773       $ 2,889,189
=============================================================================================================================

(1) See the Report of the Compensation Committee on Executive Management Compensation "Stock Option Plan" regarding the vesting of stock options.

Aggregate Options Exercised in 2001 and Option Values at December 31, 2001

     The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 2001 fiscal year and the number and value of exercisable and unexercisable options to purchase shares of Common Stock held at the end of the Company's 2001 fiscal year by the executive officers of the Company named in the Executive Compensation Table:

                                                  Aggregated Option Exercises in 2001
                                                and Option Values at December 31, 2001
----------------------------------------------------------------------------------------------------------------------------
         (a)                    (b)            (c)                        (d)                               (e)

                                                               Number of Securities              Value of Unexercised
                             Shares                           Underlying Unexercised                 In-the-Money
                           Acquired on        Value             Options at 12/31/01               Options at 12/31/01
Name                        Exercise      Realized (1)        Exercisable/Unexercisable        Exercisable/Unexercisable(2)
------------------------  -------------  --------------    ------------------------------   ---------------------------------
A. C. Zucaro                      -               -                696,000 /  211,500           $ 8,708,548 /  $ 156,960
John S. Adams                    3,000        $ 87,767              13,075 /   10,600               163,050 /     75,626
Charles S. Boone                 5,000          52,900              37,850 /    9,900               461,900 /      4,905
Spencer LeRoy III               56,250       1,059,903              81,988 /   44,638               877,901 /    165,240
William A. Simpson                -               -                215,250 /   92,250           $ 2,241,810 /  $  66,217
=============================================================================================================================

(1) Value realized is equal to the difference between the fair market value per share of Common Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.

(2) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 2001 and the option exercise price per share multiplied by the number of shares subject to options.

Comparative Five-Year Total Market Returns

     The following table, prepared on the basis of market and related data furnished by Standard & Poor's Compustat Services, reflects total market return data for the most recent five calendar years ended December 31, 2001. For purposes of the presentation, the information is shown in terms of $100 invested at the close of trading on the last trading day proceeding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in

Old Republic Common Stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of the Peer Group of publicly held insurance businesses selected by Old Republic. In each instance the cumulative total return assumes reinvestment of cash dividends. The information utilized to prepare this table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.

                   Comparison of Five Year Total Market Return
        OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Group
                  (For the five years ended December 31, 2001)

























                   Dec 96     Dec 97     Dec 98     Dec 99     Dec 00     Dec 01
ORI               $100.00    $141.17    $130.08     $81.28    $196.33    $175.52
S&P 500            100.00     133.36     171.48     207.56     188.66     166.24
2001 Peer Group    100.00     155.19     140.87     115.04     180.22     165.74


     Peer Group consists of the following publicly held corporations selected by the Company for its 2001 comparison: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, Fidelity National Financial, Inc., First American Financial Corporation, MGIC Investment Corporation, Ohio Casualty Corporation, Radian Group Inc., SAFECO Corporation, The St. Paul Companies, Inc. and XL Capital Ltd. The Peer Group has been approved by the Compensation Committee and are the same companies as last year's Peer Group.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The following tabulation lists all nominees and continuing directors of the Company. Four Class 3 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The nominees are presently Class 3 directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.


                                               Positions with Company, Business Experience and
Name                                 Age       Other Directorships
------------------------------    ---------    --------------------------------------------------------
Nominees for Election
---------------------

CLASS 3 (Term expires in 2002)

Peter Lardner                        70        Director since 1985; Retired, Prior to December 31,
                                               2001, Chairman of the Board of Bituminous Casualty
                                               Corporation, a subsidiary of the Company, for more
                                               than the past five years.

William A. Simpson                   60        Director since 1980; Senior Vice President of the
                                               Company and President of Republic Mortgage Insurance
                                               Company, a subsidiary of the Company, for more than
                                               the past five years.

Arnold L. Steiner                    64        Director since 1974; Retired for more than the past
                                               five years; formerly President of Steiner Bank,
                                               Birmingham, Alabama.

A. C. Zucaro                         62        Director since 1976; Chairman of the Board, Chief
                                               Executive Officer and President of the Company and
                                               various subsidiaries for more than the past five years.

-------------------------------------------------------------------------------------------------------

Continuing Members
------------------

CLASS 1 (Term expires in 2003)

Harrington Bischof                   67        Director since 1997; President of Pandora Capital
                                               Corporation since 1996; formerly Senior Advisor
                                               Prudential Securities, Inc.

Anthony F. Colao                     74        Director since 1987; Chairman of Old Republic RE, Inc.,
                                               a subsidiary of the Company, for more than the past five
                                               years. Formerly  Partner of PricewaterhouseCoopers LLP.
                                               Mr. Colao's former firm has been retained by the Company
                                               as independent accountants during more than the last two
                                               fiscal years.

Kurt W. Kreyling                     80        Director since 1974; Retired for more than the past five
                                               years; formerly President and Treasurer of Kreyling
                                               Company, wholesaler of floor coverings, Evansville,
                                               Indiana.

William G. White, Jr.                73        Director since 1993; Retired for more than the past five
                                               years; formerly President of The First Federal Savings
                                               Bank, Winston-Salem, North Carolina;  Consultant  to
                                               Southern National Bank, Winston-Salem, North Carolina.


-------------------------------------------------------------------------------------------------------


                                               Positions with Company, Business Experience and
Name                                 Age       Other Directorships
------------------------------    ---------    --------------------------------------------------------
Continuing Members
------------------

CLASS 2 (Term expires in 2004)

Jimmy A. Dew                         61        Director since 1980; Sales Group Manager of Republic
                                               Mortgage Insurance Company, a subsidiary of the Company,
                                               for more than the past five years.

Wilbur S. Legg                       79        Director since 1969; Retired for more than the past five
                                               years; formerly partner of Lord Bissell & Brook, attorneys
                                               Chicago, Illinois. Mr. Legg's former firm has been retained by the Company as counsel during more than the last two
                                               fiscal years.

John W. Popp                         79        Director since 1993; Retired for more than the past five
                                               years; formerly Partner of KPMG LLP, accountants.

David Sursa                          76        Director since 1969; Retired for more than the past five
                                               years; formerly Chairman of the Board,  NBD Bank,  N.A.,
                                               Muncie, Indiana.

--------------------------------------------------------------------------------------------------------

Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the Class 3 directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary in their proxies.

                                   PROPOSAL 2
           APPROVAL OF THE 2002 OLD REPUBLIC INTERNATIONAL CORPORATION
                         NON-QUALIFIED STOCK OPTION PLAN

     This proposal is to approve the 2002 Old Republic International Corporation Non-Qualified Stock Option Plan (herein called "the 2002 Stock Option Plan" or "the Proposed Plan").

Background

     On March 21, 2002, the Board of Directors approved the 2002 Stock Option Plan and recommended that the Proposed Plan be submitted to the Company's shareholders for their approval and adoption. The following summary of the 2002 Stock Option Plan is qualified in all respects by reference to the provisions of the Proposed Plan, a copy of which is attached hereto as Exhibit A.

     The Company presently maintains the 1992 Old Republic International Corporation Non-Qualified Stock Option Plan ("the 1992 Stock Option Plan") for key employees of the Company and its wholly-owned subsidiaries, which are described in the section Stock Option Plan on page 8. Authorization for making grants under the 1992 Stock Option Plan expires on May 31, 2002. If the 2002 Stock Option Plan is approved by the shareholders of the Company, no additional options will be granted under the 1992 Stock Option Plan. The 1992 Stock Option Plan will then terminate but the options granted under it will continue to remain outstanding until they expire, are exercised or are forfeited. No options under the 1992 Stock Option Plan may be re-priced or surrendered in exchange for options under the Proposed Plan.

Purpose of the 2002 Stock Option Plan

     The purpose of the 2002 Stock Option Plan is to promote the interests of the Company and its shareholders by providing key employees on whom rests major responsibilities for the present and future success of the Company and its subsidiaries with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth their maximum effort for the continued success and growth of the Company and its subsidiaries. In addition, it is believed that the opportunity to acquire a proprietary interest in the Company aids in attracting and retaining key personnel of outstanding ability.

Summary of the 2002 Stock Option Plan

     The 2002 Stock Option Plan is similar to the Company's 1992 Stock Option Plan. Under the Proposed Plan, the aggregate number of shares subject to options and issued pursuant to the Proposed Plan is limited to no more than 6% of the Common Stock of the Company issued and outstanding at December 31 of the preceding year ("Maximum Number"). Also, the aggregate number of shares subject to outstanding options pursuant to the 2002 Stock Option Plan and all other Company stock options plans shall not exceed the Maximum Number. Only salaried officers and other key employees of the company and its subsidiaries, who are believed to be in a position to affect materially the profitability and growth of the Company, are eligible to receive options under the Proposed Plan. On March 1, 2002, approximately 416 officers and key employees were eligible to participate in the Proposed Plan. No specific plans for grants of options under the Proposed Plan presently exist.

     The Compensation Committee of the Board of Directors, which consists of Messrs. Bischof, Kreyling, Legg, Popp, Sursa and White, shall act as a committee to administer the Proposed Plan. None of the members of the Compensation Committee has within the last year participated in any stock option or other employee benefit plan of the Company. The Compensation Committee shall: (i) determine which individuals shall receive options, (ii) the terms and conditions of the options, (iii) the number of options to be granted and the number of shares subject to each option, (iv) grant the options and (v) adopt the rules and regulations for administration of the Plan. Except with respect to awards made to executive officers of the Company, before making awards, the Compensation Committee may consult with the Office of the Chief Executive Officer (OCEO) and may seek the OCEO's recommendations and advice.

     Options under the Proposed Plan may be granted from time to time by the Compensation Committee prior to May 31, 2012 as of which date the Proposed Plan shall terminate. The purchase price per share of Common Stock subject to an option shall be fixed by the Compensation Committee but shall not be less than 100% of the fair market value per share of Common Stock on the date the option is granted. The closing price per share of the Company's Common Stock on March 1, 2002 on the New York Stock Exchange was $31.94.

     The term of each option shall not exceed ten years from the date granted. Under ordinary circumstances, options my be exercised only while an optionee is an employee of the Company or its subsidiaries in accordance the following schedule of vesting ("Normal Vesting Schedule"):

       10% in the fiscal year of the grant
       15% in the second fiscal year following the grant and 25% cumulatively 20% in the third fiscal year following the grant and 45% cumulatively 25% in the fourth fiscal year following the grant and 70% cumulatively 30% in the fifth fiscal year following the grant and 100% cumulatively

At the time of the grant, the Compensation Committee shall establish a vesting acceleration price for each option. The vesting acceleration price shall be the higher of 150% of the market value of the Common Stock at the date of grant or 100% of the book value per common share as of the most recent year end date. If the vesting acceleration price is reached, options may be exercised to the extent of the greater of 10% of the number of shares covered thereby for each year that the optionee has been employed by the Company or any subsidiary or the Normal Vesting Schedule plus 50% of the unvested remaining shares ("Accelerated Vesting"). Whatever shares remain unvested thereafter, shall vest in accordance with the Normal Vesting Schedule. If any change in control of the company occurs, regardless of the resulting price per share of the Company's Common Stock, then Accelerated Vesting shall result. If the vesting acceleration price is not reached and the optionee dies or retires in good standing due to age, or as a result of disability, Accelerated Vesting shall result. Retired optionees and the estates of deceased optionees shall have until the earlier of the expiration of the options granted or four (4) years from the date of retirement or death to exercise all exercisable options. In the event of the termination of an optionee's employment other than by reason of retirement or death, all unexercised options held by the optionee shall terminate and be forfeited. Options granted to optionees are not transferable other than by will, living trust or under the laws of descent and distribution.

     Under the Proposed Plan, an optionee may elect to exercise options for shares of either Common Stock or Series G Preferred Stock. The election to exercise options into Series G Preferred Stock may be made only on March 1, June 1, September 1 or December 1, of each year. Each share of Series G Preferred Stock is convertible, at any time, after 6 months from the date of issuance, at the holder's option, and 5 years from the date of issuance, at the Company's option, into 0.95 share of Common Stock.

     The Proposed Plan shall not be effective until approved by the affirmative vote of the holders of a majority of the Company's stock present and entitled to vote. The Board of Directors of the Company may at any time amend, suspend or terminate the Proposed Plan. No termination or amendment of the Plan may, without the consent of the individual to whom any option shall have been theretofore granted, adversely affect the rights of such individual under such option.

Federal Income Tax Treatment

     Options granted under the Proposed Plan will not qualify for the special tax treatment accorded to certain statutory stock options under the Internal Revenue Code of 1986, as amended, (the "Code"), nor is the Proposed Plan a qualified pension, profit-sharing or stock bonus plan under section 401 (a) of the Code. An employee will not recognize ordinary income for federal income tax purposes at the time of the grant of the option. Upon exercise of a non-qualified stock option, however, the employee will generally realize ordinary income in an amount measured by the excess, if any, of the fair market value of the share on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. The Company is required for federal income tax purposes to withhold from the employee's wages tax on such income realized through the exercise of the option. Upon a subsequent disposition of such shares, the employee will realize short-term or long-term capital gain or loss, depending on whether the stock is held for more than twelve months after the date of exercise, with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise. For tax years beginning on or after January 1, 2002 the maximum tax rate imposed on a net capital gain (the excess of net long-term capital gain over net short-term capital loss) is 20%. A net short-term capital gain is subject to tax at ordinary income rates.

     The foregoing paragraph is not intended to be a complete statement of the current federal income tax consequences of the grant and exercise of the options pursuant to the Proposed Plan, or of the disposition of shares acquired upon exercise of such options.

Vote Required

     The 2002 Stock Option Plan will not become effective unless approved by the Company's Shareholders. The affirmative vote of the holders of a majority of the Company's securities present at the meeting who are entitled to vote on the proposal is required to approve the Proposed Plan.

Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the approval of the 2002 Stock Option Plan. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless shareholders' specify to the contrary in their proxies.


                                   PROPOSAL 3
                              SHAREHOLDER PROPOSAL

     The Secretary of the Company has received a written notice that a shareholder, who is a retired former employee of a subsidiary of the Company, intends to introduce a resolution at the Company's Annual Meeting of Shareholders. The resolution proposed is as follows:

Resolution

     Recommendation: that at least one woman of professional status be appointed to the Board of Directors for Old Republic International.

                       Shareholders' Supporting Statement

     This proposal is in keeping with the trend that more women are being appointed to various large corporations' Board of Directors. Women these days are taking a more active role in business. In so doing, Old Republic would be demonstrating to their shareholders and those interested in the purchase of Old Republic International stock that Old Republic is also taking a lead in this direction.

     The shareholder's proposal and supporting statement appear exactly as received by the company except that typographical and punctuation errors have been corrected. The Company will promptly provide to shareholders the name, address and number of shares of voting securities held by the proponent upon receiving an oral or written request.

                Statement in Opposition To Shareholder's Proposal

The Board of Directors Opposes This Proposal.

     The Board of Directors is not opposed to women serving as directors of the Company. The Board, however, does not think it would be in the Company's best interest to make gender a determining factor in an individual's eligibility or qualification to serve as a director.

     To adopt a requirement that at least one woman be a director would not materially benefit the Company nor help it to attract and retain the services of qualified individuals as directors. The Board of Directors believes that a director's contributions to the deliberative process of the Board depends to a large extent on such factors as the individual's experience, judgment and business acumen. The type of experience and business knowledge of a potential director, rather than the candidate's gender, are the principal qualifying characteristics that the Company as a diverse multi-line insurance holding company seeks when reviewing an individual as a candidate for the Board of Directors.

     The shareholder's proposal is not mandatory. It would not obligate the Board of Directors to change its By-laws or its eligibility requirements for the election of directors. Further, no members of the Class 3 directors slated for election would be prevented from serving as directors, if elected at the Annual Meeting, as the shareholder's resolution, if adopted, would be applied prospectively and would not bar the election of any of these individuals at the Annual Shareholders' Meeting. The sole effect of the adoption of the shareholder's proposal would be to require the Board of Directors to use gender as a qualification for office. The Board of Directors believes this effort would be pointless as women already are eligible as potential directors and that the fundamental requirement of any candidate, whether a man or woman, should be their education, experience and business background. As a result, the Board of Directors has considered the shareholder's proposal and believes it would not be in the best interest of the Company or its shareholders.

Board of Directors Recommendation

     The Board of Directors recommends a vote "AGAINST" this proposal. Unless otherwise directed on the proxy form, proxies solicited by the Board of Directors will be voted against adoption of this proposal.


                                VOTING PROCEDURES

     The General Corporation Law of the State of Delaware specifies that in the absence of contrary requirements in a corporation's Certificate of Incorporation or By-laws, the votes on matters at Shareholders' Meetings are decided as follows: (1) Directors are elected by a plurality of the shares present in person or by proxy at the meeting and who are entitled to vote in the election,
(2) amendments to the Company's Certificate of Incorporation are determined by the affirmative vote of the majority of shares of the Company's capital stock that is outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and who are entitled to vote on the subject matter.

     The Company's Restated Certificate of Incorporation and By-laws do not require any different treatment for matters to be considered at the Company's Annual Shareholders' Meeting.

     The Company's Restated Certificate of Incorporation and its By-laws are silent on the mechanics of voting. As a result, the General Corporation Law of the State of Delaware is controlling. Under Delaware law the votes at the Company's Annual Shareholders' Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

     Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

     In the event of a broker non-vote arising from the absence of authorization by the beneficial owner to vote on a proposal, the shares reported are counted for the determination of a quorum for the meeting but they are not counted as having voted on the proposal where there is a non-vote. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.


                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 1, 2002.


                                  OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.


                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $5,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

By order of the Board of Directors.


                                                       /s/ Spencer LeRoy III
                                                       SPENCER LEROY III
                                                       Secretary
Chicago, Illinois
April 1, 2002

                                    Exhibit A
                                    ---------

                     OLD REPUBLIC INTERNATIONAL CORPORATION
                                      2002
                         NON-QUALIFIED STOCK OPTION PLAN


1.       Purpose.
         -------

                  The purpose of this Non-Qualified Stock Option Plan (the "Plan") is to promote the interests of Old Republic International
         Corporation,   a  Delaware   corporation  (the   "Company"),   and  its
         shareholders by providing key employees on whom rests the major responsibility for the present and future success of the Company and its subsidiaries with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. Only designated salaried officers and other designated salaried key employees of the Company and its subsidiaries, who are in a position to affect the profitability and growth of the Company, will be eligible to receive options to purchase common stock under the Plan. Directors who are designated salaried key employees within the meaning of the foregoing are eligible to participate in the Plan. Except as otherwise provided, for all purposes of the Plan the term "subsidiary" or "subsidiary corporation" shall have the meaning ascribed in the Internal Revenue Code of 1986, as amended. As used herein, the term "optionee" applies both to male and female designated salaried officers or other designated salaried key employees of the Company or of any subsidiary corporation eligible under the Plan.

2.       Administration.
         --------------

                  The Compensation Committee of the Board of Directors of the Company ("Compensation Committee"), which shall consist of three or more disinterested directors, shall act as a committee to administer this Plan. The Compensation Committee shall be responsible for the interpretation of the provisions of the Plan. Subject to the provisions of the Plan, the Compensation Committee may from time to time, and at its sole discretion, adopt such rules and regulations for the administration of the Plan as it deems appropriate. Except for the terms and conditions explicitly set forth in this Plan, the Compensation Committee shall have the authority to determine all matters relating to awards under the Plan, including:

         (a)      which individuals shall receive options;

         (b) the terms and conditions of the options including terms of exercise, limitations on exercise, the price, and payment terms;

         (c)      the number of options to be granted;

         (d)      the number of shares subject to each option; and

         (e) the form or forms of the instruments evidencing any options granted under the Plan and of any other instruments required under the Plan, and to change such forms from time to time, as may be required or necessary.

         All determinations, selections, decisions and rulings made by the Compensation Committee pursuant to the provisions of the Plan shall be final and binding.

                  Except with respect to awards made to executive officers or directors of the Company, before making awards, the Compensation Committee may consult with the Office of the Chief Executive Officer
         (OCEO) and may seek the OCEO's recommendations and advice. The OCEO is comprised of the Chairman of the Board of the Company and the President and Chief Executive Officer of the Company.

                  The OCEO will have the responsibility for maintaining the records concerning options granted to optionees, including the records concerning exercises, lapses or forfeitures of options held by optionees.

3.       Shares Subject to the Plan.
         --------------------------

                  The shares that may be made subject to options granted under the Plan shall be shares of Common Stock of the Company, $1.00 par value ("Common Stock"). The aggregate number of shares subject to options and issued pursuant to this Plan shall not exceed at six percent (6%) of the Common Stock of the Company issued and outstanding (excluding Common Stock held by the Company and any of its subsidiaries) at December 31 of the preceding year ("Maximum Number"). However, in no event shall the aggregate number of shares subject to outstanding options pursuant to this Plan and all other stock option plans sponsored by the Company exceed the Maximum Number. If any option is forfeited, terminated or cancelled for any reason before being completely exercised, the shares covered by the unvested as well as the unexercised portions of such option shall again be available for the granting of options and said shares may be used to grant new options under the Plan subject to the aforementioned Maximum Number of shares. Appropriate adjustments in the number of shares and in the option price per share will be made to give effect to adjustments made in the number of outstanding shares of Common Stock through recapitalization, reclassification, stock dividend, stock split or other similar relevant changes. Shares issued upon exercise of options granted under the Plan may be shares held by the Company as treasury shares or authorized but previously unissued shares.

                  Although the shares subject to option shall be Common Stock as described above, the optionee shall have a right of election to receive Series G-3 Cumulative Convertible Preferred Stock as set forth in paragraph 4 hereof.

4.       Election to Receive Series G Preferred Stock.
         --------------------------------------------

                  In lieu of exercising a right to receive Common Stock under this Plan, an optionee may elect to receive the same number of shares of Series G-3 Convertible Preferred Stock ("Series G-3 Preferred Stock") at the same price and under the same terms and conditions as if the optionee had elected Common Stock. Notice of an election to receive Series G-3 Preferred Stock shall be made in writing and delivered as part of the written notice of exercise required by Paragraph 9 of this Plan.

                  Any optionee electing to exercise vested options for Series G-3 Preferred Stock may do so only on the first business day of March, June, September or December each year. Written notice of the election and exercise of options under this paragraph must be received by these dates.

5.       Eligibility.
         -----------

                  The individuals who shall be eligible to participate in the Plan shall be such designated salaried officers or other designated salaried key employees described in Paragraph 1 hereof of the Company, or of any subsidiary corporation, as the Compensation Committee shall determine from time to time.

6.       Granting of Options.
         -------------------

                  Subject to the terms and conditions of the Plan, the Compensation Committee, may from time to time prior to May 31, 2012, grant to eligible employees options to purchase such number of shares of Common Stock under such terms and conditions as the Compensation Committee may determine. More than one option may be granted to the same employee. The day on which the Compensation Committee approves the granting of an option shall be considered as the date on which such option is granted.

7.       Option Price.
         ------------

                  The purchase price per share of Common Stock subject to an option shall be fixed by the Compensation Committee but shall not be less than 100% of the fair market value per share of Common Stock on the date the option is granted. For the purposes of this Plan, the fair market value of the Common Stock shall be determined as follows:

         (a) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange, fair market value shall be the composite transactions closing price for the Common Stock on the immediately preceding trading date of such securities exchange, as published in The Wall Street Journal, or, if there was no trading of the Common Stock on such day, then the composite transactions closing price for the Common Stock on the last previous trading date for which there was trading on such exchange, as published in The Wall Street Journal; or

         (b) If the Common Stock is not listed or admitted to unlisted trading privileges, fair market value shall be the mean of the last reported bid and asked prices of the Common Stock as reported by the National Quotation Bureau, Inc. on the date in question; or

         (c) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not reported, fair market value shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

8.       Term of Options.
         ---------------

                  The term of each option shall not exceed ten (10) years from the date of grant. Except as provided in Paragraph 12 hereof, no option may be exercised at any time unless the holder thereof is then an employee of the Company or of a subsidiary. An employee shall have none of the rights of a shareholder with respect to any of the shares subject to option until such shares shall be issued to the optionee upon the exercise of said option.

9.       Method of Exercising Options.
         ----------------------------

                  Any option granted hereunder may be exercised by the optionee by delivering to the Company at its main office (attention of the OCEO) written notice of the number of shares with respect to which the option rights are being exercised. Payment in full of the purchase price plus the amount required to be withheld by the then current Internal Revenue Regulations will be required before the issuance and delivery of certificates.

10.      Amount Exercisable.
         ------------------

                  Each option may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to the following percentage limitations and any limitations with respect to the number of shares for which the option may be exercised at a particular time and to such other conditions as the Compensation Committee in its discretion may specify upon granting the option. Options may be exercised as follows:

         (a)      If the  price  per share of  Common  Stock  does not reach the
                  Vesting  Acceleration  Price, then, in  accordance  with   the
                  following schedule of vesting:


                  Annual                                          Cumulative
                  ------                                          ----------
                  10%  in the fiscal year of the grant               10%

                  15%  in the second fiscal year following           25%
                       the date of the grant

                  20%  in the third fiscal year following            45%
                       the date of the grant

                  25%  in the fourth fiscal year following           70%
                       the date of the grant

                  30%  in the fifth fiscal year following           100%
                       the date of the grant;

         (b) If the price per share of Common Stock reaches the Vesting Acceleration Price, then, to the extent of the higher of:

                  (1) 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or any subsidiary; or

                  (2) the actual vested percentage determined pursuant to the schedule in subparagraph (a) above, plus 50% of the unvested remaining shares;

                  and whatever shares remain unvested thereafter shall vest in accordance with the vesting schedule in subparagraph (a) above;

         (c) If the price per share of Common Stock does not reach the Vesting Acceleration Price and the optionee dies while in the employ of the Company or any subsidiary or is retired in good standing from the employ of the Company or any subsidiary after attaining age 57 or as a result of disability under the then established rules of the Company or the subsidiary, then, to the same extent as provided under subparagraph (b) above; or

         (d) If there is any Change in Control of the Company, regardless of the resulting price per share of Common Stock, then, in accordance with the vesting provisions set forth in the preceding subparagraph (b) hereof.

         The right to purchase shall be cumulative and may be exercised as to any shares not previously purchased during the remainder of the term of the option.

                  For purposes of subparagraphs (a), (b), (c) and (d) above, the price per share of Common Stock shall be the composite transactions closing price for the Common Stock on the immediately preceding trading date, as published in The Wall Street Journal, with respect to the national securities exchange on which the Common Stock is listed or admitted to unlisted trading privileges. Vesting Acceleration Price shall be a price established by the Compensation Committee at the time of grant. The Vesting Acceleration Price shall be the higher of 100% of the book value per common share as of the most recent year-end, or 150% of the market value at date of grant. Years of employment shall be measured from the date an employee was first employed by the Company or any subsidiary and shall include periods of employment prior to the time when the subsidiary or division of the Company was acquired by the Company. As used in subparagraph (d) above, the term "Change of Control of the Company" refers to: (i) the date of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property; or (ii) the date of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any corporation where the Company owns, directly or indirectly, at least 80% of the outstanding voting securities of such corporation after any such transfer; or (iii) the date of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the date any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the "1934 Act"), other than the Old Republic International Corporation Employees Savings and Stock Ownership Trust or any other trust established by or contributed to by the Company or any of its subsidiaries for the benefit of employees of the Company or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of 20% or more of the Company's outstanding Common Stock; or (v) the date, during any period of 24 consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof.


11.      Transferability of Options.
         --------------------------

                  Options shall not be transferable by the optionee otherwise than by will, living trust or under the laws of descent and distribution, and shall be exercisable, during the optionee's lifetime, only by the optionee.

12.      Termination of Options Upon Severance of Employment.
         ---------------------------------------------------

                  Except as may be otherwise expressly provided herein, options shall terminate immediately upon severance of the employment relationship between the Company and its subsidiaries and the optionee for any reason, for or without cause, other than death or retirement in good standing from the employ of Company or its subsidiaries for reasons of age or disability under the then established rules of the Company or the subsidiary. Whether authorized leave of absence, or absence on military or government service, shall constitute severance of the employment relationship between the Company and the subsidiary and the optionee shall be determined by the Compensation Committee at the time thereof.

         (a) Death. In the event of the death of the holder of an option while in the employ of the Company or any subsidiary and before the date of expiration of such option, such option shall terminate on the earlier of such date of expiration or four (4) years following the date of such death. After the death of the optionee, the optionee's executors, administrators, or any person or persons to whom the optionee's option may be transferred by will or by the laws of descent and distribution shall have the right, at any time prior to such termination, to exercise the option, in whole or in part.

         (b) Retirement. If, before the date of expiration of the option, the optionee shall be retired in good standing from the employ of the Company or any subsidiary for reasons of age or disability under the then established rules of the Company or the subsidiary, the option shall terminate on the earlier of the normal date of expiration or four (4) years after the date of such retirement. In the event of such retirement, the option shall be exercisable prior to the termination of such option to the extent to which the optionee was entitled to exercise such option immediately prior to such retirement unless the provisions of Paragraph 10(c)concerning accelerated vesting apply. An employment relationship between the Company and the optionee shall be deemed to exist during any period in which the optionee is employed by the Company or any subsidiary. If the optionee dies after retirement but prior to the expiration date of the optionee's options, the option period shall not be extended but shall terminate on the earlier of the date of expiration or four (4) years after the date of retirement.

13.      Requirements of Law.
         -------------------

                  The Company shall not be required to sell or issue any shares under any option if the issuance of such shares shall constitute a violation by the optionee or the Company of any provisions of any law or regulation of any governmental authority. In addition, in connection with the Securities Act of 1933 (as now in effect or hereafter amended), upon exercise of any option, the Company shall not be required to issue such shares unless the Compensation Committee has received evidence satisfactory to it to the effect that the holder of such option will not transfer such shares except pursuant to a registration statement in effect under said Act or unless an opinion of counsel to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Compensation Committee shall be final, binding and conclusive. At the request of the Company, to enable it to comply with said Act, the person exercising the option shall also represent in writing that the shares acquired upon exercise of the option are being acquired for the optionee's own account for investment and not with a view to resale. In the event the shares issuable on exercise of an option are not registered under the Securities Act of 1933, the Company may imprint the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

                        "The shares of stock represented by this certificate
                have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold or transferred except upon such registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company, in form and substance satisfactory to the Company, that registration is not required for such sale or transfer."

                  The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended); and in the event any shares are so registered the Company may remove any legend on certificates representing such shares. The Company shall make reasonable efforts to cause the exercise of an option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

14.      No Rights as Shareholder.
         ------------------------

                  No optionee shall have rights as a shareholder with respect to shares covered by the optionee's option until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in Paragraph 3 hereof, no adjustment for dividends, or otherwise, shall be made if the record date thereof is prior to the date of issuance of such certificate.

15.      Employment Obligation.
         ---------------------

                  The granting of any option shall not impose upon the Company any obligation to employ or continue to employ any optionee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that an option has been granted to the optionee.

16.      Written Agreement.
         -----------------

                  Each option granted hereunder shall be embodied in a written option agreement which shall be subject to the terms and conditions prescribed above and shall be signed by the optionee and by a member of the OCEO for and in the name and on behalf of the Company. Such an option agreement shall contain such other provisions as the Compensation Committee in their discretion shall deem advisable.


17.      Shareholder Approval and Termination.
         ------------------------------------

                  This Plan shall be effective on the date it is approved by the affirmative vote of the holders of a majority of the Company's securities present and entitled to vote at a meeting duly held in accordance with the applicable laws of Delaware. It shall terminate on May 31, 2012 provided, however, that the Board of Directors of the Company may at any time amend, suspend or terminate the Plan. No termination or amendment of the Plan may, without the consent of the individual to whom any option shall have been theretofore granted, adversely affect the rights of such individual under such option.


         IN WITNESS WHEREOF, the Company has caused its President to execute this 2002 Non Qualified Stock Option Plan this __________________day of _________________, 2002.



                              OLD REPUBLIC INTERNATIONAL CORPORATION




                              By:
                                 ----------------------------------------------
                                            A. C. Zucaro, President


 ATTEST:



--------------------------------